Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	March 27, 2007

H.B. Fuller Reports Strong First Quarter Results,

Raises 2007 Earnings Expectations

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) reported today financial results for the first quarter that ended March 3, 2007 and announced increased expectations for its current fiscal year.

Net Revenue:

Net revenue for this year’s first quarter was $351.8 million, up 5.6 percent versus the first quarter of 2006. The impact of acquisitions and divestitures, as well as foreign currency translation, favorably contributed 9.4 and 2.4 percentage points, respectively, to net revenue growth. Average selling prices contributed 4.1 percentage points and volume declines reduced growth by 10.3 percentage points year-over-year. Volume was adversely impacted by weakness in the automotive, new housing, and durable goods end markets in North America.

Net Income and Diluted Earnings Per Share from Continuing Operations:

First quarter net income from continuing operations increased 44 percent from $14.5 million in last year’s first quarter to $20.8 million. Correspondingly, diluted earnings per share from continuing operations increased from $0.24 per share in last year’s first quarter to $0.34 per share. Profitable pricing processes, mix management, and comprehensive cost controls were the primary factors leading to the increased earnings.

“We are pleased with our first quarter results and remain optimistic in our outlook in spite of accelerated weakness in some of our markets in North America,” said Michele Volpi, president and chief executive officer. “The strong capabilities we have created as an organization are enabling us to succeed in the current environment. Based upon the strong performance in the first quarter and the confidence we have in our strategy, processes, and ability to execute, we are raising our expectations for the year.”

Fiscal Year 2007 Expectations:

The Company now expects diluted earnings per share from continuing operations to be between $1.65 and $1.75 for the full year. The Company’s previous expectations were to earn between $1.58 and $ 1.68 per share for 2007.

Conference Call:

The Company will host an investor conference call to discuss first quarter 2007 results on Wednesday, March 28, 2007 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the Internet through the Company’s website at www.hbfuller.com under the investor relations section. The call is scheduled to last one hour. An audio replay and written transcript of the conference call will subsequently be made available on the Company’s website.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2006 net revenue of $1.472 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing of February 15, 2007. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended March 3, 2007	13 Weeks Ended March 4, 2006

Net revenue	$351,755	$333,011
Cost of sales	(249,465)	(238,910)

Gross profit	102,290	94,101

Selling, general and administrative expenses	(73,620)	(73,247)
Gains from sales of assets	87	813
Other income, net	1,375	491
Interest expense	(3,608)	(2,743)

Income before income taxes, minority interests and income from equity investments	26,524	19,415

Income taxes	(7,692)	(5,805)

Minority interests in income of subsidiaries	(40)	(240)
Income from equity investments	2,028	1,114

Income from continuing operations	20,820	14,484
Income from discontinued operations	—	786

Net Income	$20,820	$15,270

Basic income per common share[1]:
Continuing operations	$0.35	$0.25
Discontinued operations	—	0.01

Net income	$0.35	$0.26

Diluted income per common share[1]:
Continuing operations	$0.34	$0.24
Discontinued operations	—	0.01

Net income	$0.34	$0.26

Weighted-average common shares outstanding:
Basic	59,933	58,040
Diluted	61,212	59,154

Dividends declared per common share	$0.06250	$0.06125

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	March 3, 2007	December 2, 2006	March 4, 2006
Inventory	$139,229	$128,623	$143,091
Trade accounts receivable, net	216,286	238,155	211,443
Trade accounts payable	148,268	172,772	124,231
Total assets	1,374,687	1,478,471	1,111,596
Long-term debt, including current installments	187,000	249,000	137,000

1	Income per common share amounts may not add due to rounding.